Exhibit 99.1

For Immediate Release	Contact:
May 19, 2011	Robert D. Sznewajs President & CEO 503.598.3243 sznewajsr@wcb.com Anders Giltvedt Executive Vice President Chief Financial Officer 503.598.3250 giltvedta@wcb.com

West Coast Bancorp Announces Reverse Stock Split

Lake Oswego, OR— West Coast Bancorp (NASDAQ: WCBO) today announced that the Company will implement effective as of the close of business on May 19, 2011, a 1-for-5 reverse stock split of West Coast Bancorp’s common stock that was approved by shareholders at the Company’s annual shareholders meeting held April 26, 2011.

Robert D. Sznewajs, President & CEO, said, “The reverse stock split  is an important step in making the Company’s stock more attractive to institutional investors and reducing administrative costs related to  the large number of shares issued and outstanding.”

Under the approved proposal, West Coast Bancorp shareholders will receive 1 new share of common stock for every 5 shares of stock they own prior to the reverse stock split. Trading of the Company's common stock on the NASDAQ Global Select Market on a split-adjusted basis is expected to begin at the open of trading on May 20, 2011. West Coast Bancorp's shares will continue to trade on the NASDAQ Global Select Market under the symbol "WCBO" with the letter "D" added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred.

As a result of the reverse stock split, every 5 shares of the Company’s common stock issued and outstanding at the end of the effective date of May 19, 2011, will be combined and reclassified into 1 share of common stock. West Coast Bancorp will not issue fractional shares of common stock. In lieu of fractional shares resulting from the reverse stock split, shareholders will receive cash. Cash payments for fractional shares will be determined on the basis of the stock’s average closing price on the NASDAQ Global Select Market for the five trading days immediately preceding May 19, 2011, as adjusted for the reverse split.

Exhibit 99.1

The reverse stock split will reduce the number of shares of outstanding common stock from approximately 96.4 million shares to approximately 19.3 million shares. The number of authorized shares of common stock will be reduced from 250 million to 50 million. Proportional adjustments will also be made to the conversion or exercise rights under the Company’s outstanding preferred stock, stock options and warrants.

Stockholders with certificated shares will be required to exchange their stock certificates for new stock certificates representing the appropriate number of shares of common stock resulting from the reverse stock split. The Company’s exchange and Transfer Agent, Wells Fargo Shareowner Services, will mail instructions to registered shareholders on how to complete the exchange.

The following table presents historical share information adjusted for the reverse stock split:

ADJUSTED SHARE AND PER SHARE INFORMATION

	Quarter ended	Quarter ended	Quarter ended	Full year	Full year
	March 31,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Shares in thousands)	2011	2010	2010	2010	2009
Common shares outstanding period end - actual	96,416	92,077	96,431	96,431	15,641
Weighted average diluted shares - actual	99,694	67,125	97,863	90,295	15,510
Income (loss) per diluted share - actual	$0.05	$(0.01)	$0.02	$0.03	$(5.83)
Book value per common share - actual	$2.65	$2.60	$2.61	$2.61	$7.02

Common shares outstanding period end - adjusted for split	19,283	18,415	19,286	19,286	3,128
Weighted average diluted shares - adjusted for split	19,939	13,425	19,573	18,059	3,102
Income (loss) per diluted share - adjusted for split	$0.25	$(0.05)	$0.10	$0.15	$(29.15)
Book value per common share - adjusted for split	$13.25	$13.00	$13.05	$13.05	$35.10

Additional information on the treatment of fractional shares and other effects of the reverse split can be found in West Coast Bancorp’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2011.

West Coast Bancorp is a Northwest bank holding company with $2.5 billion in assets, operating 65 locations in Oregon and Washington. The Company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company’s web site at www.wcb.com.

Exhibit 99.1

Certain statements in this release, including without limitation statements relating to the completion and effectiveness of the reverse stock split and the timing thereof, the estimated number of shares of West Coast Bancorp common stock outstanding after the effectiveness of the reverse stock split, and West Coast Bancorp's business strategy are "forward-looking statements" within the meaning of the rules and regulations of the SEC. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation regulatory or other factors that could affect completion of the reverse stock split, including the required exchange of stock certificates and related notices, and the precautionary statements included in West Coast Bancorp's filings with the SEC, including without limitation the "Risk Factors" section of the Form 10-K for the year ended December 31, 2010.

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